UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 1/30/2014

Cytec Industries Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-12372

Delaware	22-3268660
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Five Garret Mountain Plaza

Woodland Park, NJ 07424

(Address of principal executive offices, including zip code)

(973) 357-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers.

On January 30, 2014, David M. Drillock, Vice President and Chief Financial Officer, notified Cytec Industries Inc. (the “Company”) that he intends to retire from the Company effective December 31, 2014. The Company issued a press release on February 4, 2014, announcing Mr. Drillock’s intention to retire. A copy of the press released is provided as Exhibit 99.1.

In addition, on January 30, 2014, Jerry R. Satrum notified the Company that he intends to retire as a director of the Board of Directors and does not wish to seek reelection at our 2014 Annual Meeting of Stockholders. Accordingly, Mr. Satrum will not be nominated by the Board for election at our 2014 Annual Meeting, and Mr. Satrum’s term as a director will end when his current term expires at our 2014 Annual Meeting.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

On January 30, 2014, the Board of Directors of the Company, adopted and approved an amendment to the By-Laws of the Company, effective January 30, 2014, to add a forum selection provision for the adjudication of disputes. Such provision provides that, unless the Company consents in writing to the selection of an alternative forum, the state or federal courts located within the State of Delaware will be the sole and exclusive forums for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine. The provision further provides that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to this provision.

The summary of modifications to the Company’s By-Laws set forth above is qualified in its entirety by the full text of the By-Laws of Cytec Industries Inc. as amended through January 30, 2014, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

99.1	Press Release.

99.2	By-Laws of Cytec Industries Inc. as amended through January 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytec Industries Inc.

Date: February 4, 2014	By:	/s/ Roy Smith
Roy Smith
Vice President, General Counsel and Secretary

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